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Exhibit 10.1

TAX MATTERS AGREEMENT

        THIS TAX MATTERS AGREEMENT ("Agreement"), dated as of July 26, 2002, is made by and between The Macerich Partnership, L.P., a Delaware limited partnership ("TMP"), and each of the Protected Partners (as defined below) who will become limited partners of TMP as a result of the Transaction (as defined below).

        WHEREAS, pursuant to the Master Agreement dated as of June 29, 2002, among TMP, Westcor Realty Limited Partnership ("WRLP"), The Westcor Company Limited Partnership, The Westcor Company II Limited Partnership, Eastrich No. 128 Corp., the limited partners of WRLP, Macerich Galahad LP, Macerich TWC II Corp., Macerich WRLP Corp., Macerich TWC II LLC and Macerich WRLP LLC (the "Master Agreement") and the Purchase and Sale and Contribution Agreement dated as of June 29, 2002 among WRLP, Eastrich No. 128 Corp., each of the limited partners of WRLP, TMP, Macerich WRLP Corp. and Macerich WRLP LLC ("Sale and Contribution Agreement"), TMP is, among other things, acquiring certain of the limited partnership interests in WRLP from the Protected Partners in exchange for Series D Preferred partnership interests in TMP (the "Transaction");

        WHEREAS, pursuant to the Master Agreement and the Sale and Contribution Agreement, TMP has agreed to make certain undertakings to the Protected Partners;

        NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

        1.    Definitions.    All capitalized terms used and not otherwise defined in this Agreement shall have the meaning set forth in the Master Agreement. As used herein, the following terms have the following meanings:

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Guarantee Opportunity" shall have the meaning set forth in Section 2(e) hereof.

          "Indirect Owner" means, in the case of a Protected Partner that is an entity that is classified as a partnership or disregarded entity for federal income tax purposes, any person owning an equity interest in such Protected Partner, and, in the case of any Indirect Owner that itself is an entity that is classified as a partnership or disregarded entity for federal income tax purposes, any person owning an equity interest in such entity.

          "Law Firm" shall have the meaning set forth in Section 3(b).

          "Protected Amount" as to each Protected Partner, is the amount set forth with respect to such Protected Partner on Schedule 3 to this Agreement, as described in Section 2(e) hereof; provided, however, that, (i) upon the death of any Protected Partner or of any Indirect Owner in such Protected Partner which results in a stepped-up basis, for federal income tax purposes, to the successors of such Protected Partner or Indirect Owner in the Protected Units, or upon a fully or partially taxable sale or exchange of part or all of a Protected Partner's Protected Units, or an Indirect Owner's equity interest in such Protected Partner, the Protected Amount of such Protected Partner shall be reduced to the extent of the Protected Partner's (or Indirect Owner's) share of the Protected Partner's Protected Amount attributable to the stepped-up basis or the portion of the basis increased on the transfer, or (ii) upon a partial or complete redemption of Protected Units, the Protected Amount shall be reduced proportionate to such redemption.

          "Protected Partners" shall mean the persons and entities whose names are set forth on Schedule 1 to this Agreement, and any person who holds Protected Units and who acquired such Protected Units from a Protected Partner in a transaction in which such transferee's adjusted basis, as determined for federal income tax purposes, is determined, in whole or part, by reference to the adjusted basis, as determined for federal income tax purposes, of the Protected Partner in such Protected Units. Notwithstanding the foregoing, (i) a person who acquires Protected Units as the result of the death of a Protected Partner shall not be considered a Protected Partner with respect to such Protected Units if such person received a stepped-up basis, for federal income tax purposes, in such Protected Units, or (ii) upon the complete redemption of Protected Units from any Protected Partner, such person or entity holding such Protected Units shall cease to be a Protected Partner.

          "Protected Partner Representative" shall mean Robert L. Ward.

          "Protected Period" shall mean the period beginning on the Closing Date and ending on the date which is ten (10) years after the Closing Date.

          "Protected Properties" shall mean those properties set forth on Schedule 2 to this Agreement and any properties acquired in exchange for a Protected Property in a transaction in which gain is not recognized, in whole or part, for federal income tax purposes.

          "Protected Property Disposition" shall have the meaning set forth in Section 2(a) hereof.

          "Protected Units" shall mean solely those TMP Partnership Units issued in the Transaction and held by Protected Partners and any TMP Partnership Units thereafter issued by TMP in exchange for Protected Units in a transaction in which the transferee's adjusted basis, as determined for federal income tax purposes, in the issued Protected Units is determined, in whole part, by reference, to the transferee's adjusted basis, as determined for federal income tax purposes, the Protected Units. For the avoidance of doubt, Protected Units shall not include LTIP Units or Class C Units.

          "Tax Payment Year" shall have the meaning set forth in Section 3(a) hereof.

        2.    TMP's Obligations.

          (a)  Subject to Sections 2(b) and 2(c), TMP agrees, for the benefit of each Protected Partner and the Indirect Owners of such Protected Partner, that neither TMP nor any entity in which TMP holds a direct or indirect interest will directly or indirectly sell, transfer, exchange, or otherwise dispose of any Protected Property or any direct or indirect interest therein (a "Protected Property Disposition") during the Protected Period.

          (b)  Section 2(a) shall not apply to (i) any transaction with respect to a Protected Property, such as a transaction which qualifies as a tax-free like-kind exchange under Code Section 1031 or a tax-free contribution under Code Section 721, which would not result in the recognition of income or gain by or allocation of recognized income or gain to any Protected Partner or its Indirect Owners; (ii) the condemnation or other taking of any Protected Property by a governmental entity or authority in eminent domain proceedings or otherwise (or pursuant to the threat thereof), provided that TMP has first used good faith efforts to structure any such disposition as either a tax-free like kind exchange under Code Section 1031 or as a tax-free reinvestment under Code Section 1033; (iii) the disposition of Desert Sky in a foreclosure proceeding (or a deed in lieu of foreclosure) if TMP has first offered, to the Protected Partner Representative, to distribute (or cause to be distributed) its interest in Desert Sky, subject to the debt encumbering Desert Sky, to the Protected Partners at a valuation of $5,000, or (iv) dispositions of pads or outparcels at the Protected Properties and dispositions of de minimis portions of the Protected Properties.

          (c)  In addition, Section 2(a) shall not apply to any transaction in which a Protected Property, or a direct or indirect interest therein, is sold, transferred, exchanged or disposed of pursuant to a contractual obligation existing on the Closing Date as a result of a partner or member in the entity that owns such Protected Property or a third party (other than partners or members who are Affiliates of TMP) (such other partner, member or third party being referred to in this Section 2(c) as the "Non-TMP Party") exercising its rights under the partnership agreement, limited liability company operating agreement or other organizational documents for such entity, or under any other agreement relating to such Protected Property which is binding on TMP or its Affiliates (by way of example only, buy-sell rights, rights of first offer, call rights, options to purchase or other preferential rights) (any such event being referred to in this Section 2(c) as a

  "Required Transfer"), provided that TMP uses good faith efforts to structure any such Required Transfer as a tax-free like-kind exchange under Code Section 1031. Notwithstanding the foregoing, if a Non-TMP Party delivers to TMP a notice exercising the Non-TMP Party's rights with respect to a Required Transfer, and, in accordance with the applicable agreement, the Non-TMP Party's notice sets forth the price (the "Exercise Price") on which it would be willing to either purchase or sell the Protected Property (or the applicable direct or indirect interest therein), with TMP then having the right to elect to purchase or sell the Protected Property (or the applicable direct or indirect interest therein) at the Exercise Price, and if TMP elects to sell the Protected Property (or the applicable direct or indirect interest therein), then the following provisions and procedures will be applicable:

            (i)    TMP promptly shall notify the Protected Partner Representative on behalf of the Protected Partners who would recognize taxable gain as a result of such Required Transfer (collectively, the "Affected Partners") of the proposed Required Transfer and the terms and conditions thereof (such terms and conditions, including the Exercise Price, being referred to in this Section 2(c) as the "Terms").

            (ii)  Within 10 days after the date of TMP's notice (or, if earlier, on or before the date that is five business days prior to the date on which TMP must deliver to the Non-TMP Party notice of TMP's election to either purchase or sell), the Protected Partner Representative shall notify TMP whether the Affected Partners wish to acquire the interest in such Protected Property owned by the Non-TMP Party (if the proposed Required Transfer is for the transfer of an interest in the entity which owns such Protected Property), or to form a new entity with TMP or one of its Affiliates to acquire such Protected Property (if the proposed Required Transfer is for the transfer of the Protected Property), in each case on the Terms. In the latter case, the terms and conditions of the documents which will govern such new entity will be substantively the same as the documents governing the entity which owns such Protected Property as of the Closing Date, with TMP or its Affiliate to hold the same percentage interest in the new entity as it holds as of the date the Non-TMP Party delivers its exercise notice, and the Affected Partners to own the remaining percentage interests in the new entity.

            (iii)  If the Protected Partner Representative does not notify TMP of the election of the Affected Partners to acquire such interest within the time period set forth in paragraph (ii) above), then TMP thereafter shall have the right to either purchase or sell the Protected Property (or the applicable direct or indirect interest therein) pursuant to the provisions of the applicable agreement, without any obligation or liability to the Affected Partners pursuant to this Agreement resulting from such transaction.

            (iv)  If the Protected Partner Representative, on behalf of the Affected Partners, timely elects to acquire such interest, then TMP and the Protected Partner Representative shall cooperate reasonably and in good faith to structure the transaction with the Non-TMP Party in a manner in which TMP (or its Affiliate) assigns to the Affected Partners TMP's rights to acquire such interest, and the Affected Partners then directly exercise the rights of TMP (or its Affiliate) to acquire such interest from the Non-TMP Party. If the Non-TMP Party will not agree to allow such an assignment and will not otherwise allow the Affected Partners to directly exercise such rights (in either case, at no additional cost to TMP), then TMP and the Protected Partner Representative shall cooperate reasonably and in good faith to structure the transaction in multiple steps such that, at the conclusion of the transaction, TMP and the Affected Partners are in the position that they would have been had the Non-TMP Party allowed the Affected Partners to directly exercise TMP's rights (e.g., TMP or its Affiliate first will acquire the Protected Property or the applicable interest therein, and then TMP will transfer to the Affected Partners the applicable interest). The Affected Partners will be solely responsible for the payment of any additional costs or expenses that may be payable as a result of structuring such transaction in multiple steps (e.g., additional transfer taxes, conveyancing fees, title premiums, etc.).

            (v)  If the Protected Partner Representative, on behalf of the Affected Partners, elects to acquire such interest, then concurrently with delivering their exercise notice to TMP, the Protected Partner Representative shall provide TMP with evidence reasonably satisfactory to TMP that the Affected Partners have the financial capability to timely consummate such acquisition. Further, at such time as TMP is to notify the Non-TMP Party that TMP will exercise its right to acquire the Protected Property (or the applicable interest therein), the Affected Partners shall provide to TMP security reasonably satisfactory to TMP for the performance by the Affected Partners of their obligations with respect to the acquisition of such Protected Property (or the applicable interest therein), including the payment in full of the consideration payable to the Non-TMP Party and all closing costs and expenses payable by the purchaser in such transaction, and also including any additional costs or expenses that may be payable as a result of structuring the transaction in multiple steps. If the Affected Partners breach their obligation to consummate the subject transaction, the Affected Partners shall indemnify, defend and hold TMP and its Affiliates harmless from any losses, damages, costs, liabilities, costs or expenses incurred or suffered by TMP or its Affiliates as a result of such breach.

          (d)  TMP shall use, and shall cause any other entity in which TMP has a direct or indirect interest to use (to the extent not prohibited by law), the "traditional method" under Regulations Section 1.704-3(b) for purposes of making allocations under Code Section 704(c) with respect to each Protected Property to take into account the book-tax disparities as of the Closing Date of the Transaction with respect to such Protected Property.

          (e)  TMP agrees to either (i) maintain, at all times, and on a continuous basis, with respect to each Protected Property, an amount of indebtedness sufficient to avoid the recognition of gain by any Protected Partner or Indirect Owner as a result of a deemed distribution to any Protected Partner or Indirect Owner under Code Section 752; or (ii) pursuant to Section 7.5 of the TMP Partnership Agreement, make available to each Protected Partner the opportunity (a "Guarantee Opportunity") to make a "bottom guarantee" of indebtedness. With respect to clause (i) of the first sentence of this Section 2(e), TMP shall be required to maintain such debt in an amount so that the sum of each Protected Partner's allocable share of such debt pursuant to the regulations under Code Section 752 is equal to the excess of (x) the amount of indebtedness to which each Protected Property is subject as of the Closing Date over (y) the adjusted tax basis, as determined for federal income tax purposes, of each Protected Property as of the Closing Date, as set forth on Schedule 3 (the "Protected Amount"). Schedule 3 initially shall be prepared based on estimates provided by the Protected Partners of the tax basis, liabilities and pre-contribution gain of the Protected Partners in the Protected Properties, but shall be updated promptly by TMP based on actual data as of the Closing Date when such information is available. TMP makes no representation or warranty to any Protected Partner that providing a "bottom guarantee" entered into pursuant to Section 7.5 of the TMP Partnership Agreement shall be respected for federal income tax purposes as causing the Protected Partner to be considered to "bear the economic risk of loss" with respect to the indebtedness thereby guaranteed by such Protected Partner for purposes of either Code Section 752 or otherwise.

          (f)    With respect to each Protected Property, TMP shall allocate, and shall cause any other entity in which TMP has a direct or indirect interest to allocate, "excess nonrecourse liabilities," as defined in Regulations Section 1.752-3(a)(3), according to the amount of built-in gain under Code Section 704(c) as of the Closing Date, as set forth on Schedule 3, less amounts previously taken into account under Regulations Sections 1.752-3(a)(1) and 1.752-3(a)(2).

        3.    Indemnity for Breach of Obligations set forth in Section 2 by TMP.

          (a)  If TMP breaches one or more of its obligations set forth in Section 2 hereof to any Protected Partner (or an Indirect Owner thereof), each such Protected Partner (or Indirect Owner thereof) shall receive from TMP as damages an amount equal to the aggregate federal, state and local income taxes incurred by such Protected Partner (or Indirect Owner thereof) as a result of the gain recognized by or allocated to such Protected Partner (or Indirect Owner thereof) with respect to Protected Units solely by reason of such breach plus an additional amount so that, after the payment by such Protected Partner (or Indirect Owner thereof) of all taxes on amounts received pursuant to this Section 3(a), such Protected Partner (or Indirect Owner thereof) retains an amount equal to its total tax liability incurred solely as a result of such breach. In the event of a breach of Section 2 hereof with respect to any Protected Partner (or Indirect Owner thereof), TMP shall promptly notify such Protected Partner (or Indirect Owner thereof) in writing of such breach. In addition, TMP shall prepare a computation of the indemnity payment, if any, owing to such Protected Partner (or Indirect Owner thereof) under this Section 3(a), which computation shall be delivered to such Protected Partner (or Indirect Owner thereof) no later than January 15th of the year following the year (the "Tax Payment Year") in which the Protected Partner (or Indirect Owner thereof) is required to report the gain resulting from the breach on such Protected Partner's (or Indirect Owner's) federal income tax return. TMP shall make any required indemnity payment owing to a Protected Partner (or Indirect Owner thereof) pursuant to this Section 3(a) no later than April 1st of the applicable Tax Payment Year, or, for any Protected Partner (or Indirect Owner thereof) who is required to make an additional quarterly payment of estimated tax for the year in which the Protected Partner (or Indirect Owner thereof) is required to report the gain resulting from the breach, TMP shall prepare a computation of the indemnity payment and shall make any required indemnity payment owing to a Protected Partner (or Indirect Owner thereof) no later than 5 days prior to the due date for such quarterly estimated tax payment, provided such Protected Partner (or Indirect Owner thereof) provides to TMP, not later than 15 days prior to the due date for such quarterly estimated tax payment, a written statement in a form reasonably acceptable to TMP setting forth the reasons for, and a calculation of, the additional quarterly payment of estimated tax. For purposes of this Section 3(a), (i) all income arising from a transaction or event that is treated as ordinary income under the applicable provisions of the Code and all payments under this Section 3(a) shall be treated as subject to federal, state and local income tax at an effective tax rate imposed on ordinary income of individuals residing in the city and state of residence of such Protected Partner (or Indirect Owner thereof), determined using the maximum federal rate of tax on ordinary income and the maximum state and local rates of tax on ordinary income then in effect in such city and state, (ii) all other income arising from the transaction or event shall be subject to federal, state, and local income tax at the effective tax rate imposed on long-term capital gains of individuals residing in the city and state of residence of such Protected Partner (or Indirect Owner thereof), determined using the maximum federal, city and state rates on long-term capital gains then in effect, (iii) any amounts giving rise to a payment pursuant to this Section 3(a) will be determined assuming that the transaction or event giving rise to TMP's obligation to make a payment was the only transaction or event reported on the Protected Partner's (or Indirect Owner's) tax return (i.e., without giving effect to any loss carry forwards or other deductions attributable to such Protected Partner or Indirect Owner), and (iv) any amounts payable with respect to state and local income taxes shall be assumed to be deductible for federal income tax purposes. In the case of a Protected Partner which is a partnership or disregarded entity for federal income tax purposes, the preceding sentence shall be applied treating each Indirect Owner of such partnership as if it were directly a Protected Partner, and in the case of a corporate Protected Partner (or Indirect Owner thereof), the preceding sentence shall be applied using the highest marginal rate of tax applicable to corporations for federal income tax purposes and state corporate income or franchise tax purposes. For purposes of computing the damages payable in the aggregate to the Protected Partners (or Indirect Owner thereof) under this Section 3(a) with respect to a breach of TMP's obligations under Section 2 hereof, in no event shall the gain taken into account with respect to the Protected Property exceed the amount of gain with respect to such Protected Property that would have been recognized by or allocated to the Protected Partners and Indirect Owners thereof with respect to the Protected Units if TMP had sold such Protected Property in a fully taxable transaction on the day following the Closing Date of the Transaction for a purchase price equal to the fair market value of such Protected Property at such time, provided that, for purposes of computing such amount, the aggregate amount of such gain with respect to such Protected Property shall not exceed each Protected Partners' (or Indirect Owner's) share of the Code Section 704 (c) gain stated with respect to such Protected Property on Schedule 3 of this Agreement (after subtracting from such scheduled amount the amount of any gain attributable to such scheduled amount which was previously recognized by or was otherwise allocable to (a) a Protected Partner on a transfer of some or all of its Protected Units to a transferee who is treated as a Protected Partner with respect to such Protected Units, (b) an Indirect Owner upon a sale or exchange of some or all of such Indirect Owner's equity interest in such Protected Partner, (c) any Protected Partner who has ceased to be a Protected Partner as of the end of the calendar year in which such gain is recognized, and (d) either a Protected Partner or an Indirect Owner to the extent of any decrease in the difference between the tax adjusted basis, as determined for federal income tax purposes, and the book value of the Protected Property pursuant to Regulations Section 1.704-3). All determinations of indemnity payments shall be made by applying the federal and state tax laws as in effect on the Closing Date and in no event shall any indemnity payment be due as a result of a change in the applicable tax law, a change in the interpretation of the applicable tax law or as a result of an adjustment made in the resolution (whether by settlement or by judicial decision) of any federal or state tax audit or examination.

          (b)  Notwithstanding any provision of this Agreement to the contrary, the sole and exclusive rights and remedies of any Protected Partner (or Indirect Owner thereof) for a breach of the obligations set forth in Section 2 hereof shall be a claim for damages against TMP, computed as set forth in Section 3(a), and no Protected Partner (or Indirect Owner thereof) shall be entitled to pursue a claim for specific performance of the covenants set forth in Section 2 hereof or bring a claim against any person that acquires a Protected Property. Notwithstanding anything to the contrary in this Agreement, TMP shall not be liable for, or obligated to indemnify any person with respect to, any claim or cause of action requesting or claiming special, exemplary, incidental, indirect, punitive, reliance or consequential damages or losses. Any claim or cause of action requesting or claiming any such damages is specifically waived and barred, whether or not such damages were foreseeable or any party was notified of the possibility of such damages. If TMP has breached an obligation set forth in Section 2 hereof (or a Protected Partner or Indirect Owner asserts that TMP has breached an obligation set forth in Section 2 hereof), TMP and the Protected Partner Representative agree to negotiate in good faith to resolve any disagreements regarding any such alleged breach and the amount of damages, if any, payable to such Protected Partner (or Indirect Owner thereof) under Section 3(a) hereof. If any such disagreement cannot be resolved by TMP and such Protected Partner Representative within thirty (30) days after notice to the other party of the alleged breach, TMP and the Protected Partner Representative shall jointly retain a nationally recognized law firm (the "Law Firm") to act as an arbitrator to resolve as expeditiously as possible all points of any such disagreement (including, without limitation, whether a breach of an obligation set forth in Section 2 hereof has occurred and, if so, the amount of damages to which the Protected Partner (or Indirect Owner thereof) is entitled as a result thereof, determined as set forth in Section 3(a) hereof). All determinations made by the Law Firm with respect to the resolution of any alleged breach of the obligations set forth in Section 2 hereof and the amount of any damages payable to the Protected Partner (or Indirect Owner thereof) under Section 3(a) hereof shall be final, conclusive and binding on TMP and the Protected Partner (or Indirect Owner thereof). The fees and expenses of the Law Firm incurred in connection with any such determination shall be shared equally by TMP and the Protected Partner (or Indirect Owner thereof). If TMP and a Protected Partner Representative, each having acted in good faith and with its or his best efforts to select an Law Firm, are unable to retain a Law Firm within sixty (60) days after the thirty (30) day period mentioned above, then following the expiration of such sixty (60) day period, any disagreement may be settled in any court of competent jurisdiction. TMP shall be considered to have satisfied its obligations under Section 2(e) hereof, and therefore shall have no liability under this Section 3 for breach of such Section 2(e), if TMP offers a Protected Partner (or Indirect Owner thereof) a Guarantee Opportunity in accordance with Section 2(e) hereof, and such Protected Partner (or Indirect Owner thereof) fails to accept such Guarantee Opportunity.

        4.    Notice of Death and Sale Events.    Each Protected Partner and Indirect Owner, hereby covenants and agrees to provide, on its own behalf or through its legal representatives, TMP with prompt written notice of any transfer of Protected Units or the death of such Protected Partner or Indirect Owner.

        5.    Successors and Assigns.    If TMP or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, TMP shall cause proper provision to be made so that the successors and assigns of TMP assume the obligations to the Protected Partners set forth in this Agreement.

        6.    Third Party Beneficiaries.    TMP acknowledge, agree and confirm that every Protected Partner, person who becomes a Protected Partner, and Indirect Owner or person that becomes an Indirect Owner, other than a person which becomes a Protected Partner or an Indirect Owner in a transaction in which gain or loss is recognized for federal income tax purposes or by inheritance, is an intended third party beneficiary of the provisions of this Agreement and the provisions of this Agreement are enforceable by any one of them.

        7.    Appointment of Protected Partner Representative.    The Protected Partner Representative has been duly appointed as agent and representative of the Protected Partners (and Indirect Owners) for the purposes set forth herein, and the Protected Partner Representative has accepted such appointment on the terms set forth herein. The Protected Partner Representative represents and warrants to TMP that it has the right, power and authority to (i) enter into and perform this Agreement and to bind all of the Protected Partners (and Indirect Owners) for the purposes set forth herein, (ii) give and receive directions, instructions and notices hereunder, and (iii) make all determinations that may be required or that it deems appropriate under this Agreement. Until notified in writing by a notice signed by all of the Protected Partners, TMP may rely conclusively and act upon the directions, instructions and notices of the Protected Partner Representative for the purposes set forth herein and, thereafter, upon the directions, instructions and notices of any successor named in a writing executed by all of the Protected Partners. In addition, the Protected Partners (and Indirect Owners) acknowledge that TMP may rely exclusively upon the directions, instructions and notice of the Protected Partner Representative for the purposes set forth herein, notwithstanding the fact that TMP may have received conflicting directions, instructions and notices from the Protected Partners (or Indirect Owners).

        8.    General Provisions.

          (a)    Notices.    All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent by overnight courier (providing proof of delivery) or sent by telecopy (providing confirmation of transmission) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy number for a party as shall be specified by like notice):

      (1)
      if to TMP, to:

        Richard A. Bayer, Esq.
        The Macerich Company
        401 Wilshire Blvd., Suite 700
        Santa Monica, California 90401

        with a copy to:

        Frederick B. McLane, Esq.
        O'Melveny & Myers LLP
        400 S. Hope Street
        Los Angeles, California 90071

      (2)
      if to a Protected Partner, to:

        Such Protected Partner
        [At the Address Provided on Schedule 1 hereto]

        Fax No.:

        with a copy to:

        [include Protected Partner Representative]

          (b)    Counterparts.    This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

          (c)    Governing Law.    THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICT OF LAWS THEREOF.

        IN WITNESS WHEREOF, TMP, WRLP and the Protected Partners have caused this Agreement to be signed personally or by their respective officers, general partners or members thereunto duly authorized all as of the date first written above.

[ADD SIGNATURE BLOCKS]

Exhibit I

Schedule 1

Protected Partners

Exhibit I

Schedule 2

Protected Properties

"Protected Properties" means the parcels of real property listed below, including any improvements now or hereafter constructed on such parcels, and any interest in any entity owning, directly or indirectly, such real property:

1.
Desert Sky Mall (including Desert Sky Peripheral Land)—Regional Shopping Center located at the SWC of 75th Avenue and Thomas Road in Phoenix, AZ. The net site area, excluding anchors, is approximately 40 acres. The Peripheral Land is approximately 37 additional acres surrounding Desert Sky Mall.

2.
Flagstaff Mall—Regional Shopping Center located at the SWC of U.S. Highway 89 and Railhead Avenue in Flagstaff, AZ. The net site area, excluding anchors, is approximately 25 acres.

3.
Paradise Valley Mall—Regional Shopping Center located at the NWC of Cactus Rd. & Tatum Blvd. in Phoenix, AZ. The net site area, excluding anchors, is approximately 53 acres.

4.
The Borgata—Specialty Center located at the NWC of Scottsdale Road and Rose Lane in Scottsdale, AZ. The net site area is approximately 7 acres.

5.
Camelback Colonnade—Urban Village located at the SWC of 20th Street and Camelback Road in Phoenix, AZ. The net site area is approximately is 41 acres.

6.
Hilton Village Shopping Center (including Office Park)—Specialty Center located at the NEC of Scottsdale Road and McDonald Drive in Scottsdale, AZ. The net site area, including Office Park, is approximately 11 acres.

7.
PVIC Ground Leases—Consists of a total of 28 parcels of land encumbered by ground lease agreements. The majority of the parcels are situated around Paradise Valley Mall in Phoenix, AZ. The sites total approximately 44 acres.

8.
Village Center—Urban Village located at the NWC of Cactus Road and Paradise Village Parkway in Phoenix, AZ. The net site area is approximately 12 acres.

9.
Village Crossroads—Urban Village located at the SEC of Cactus Road and Tatum Boulevard in Phoenix, AZ. The net site area is approximately 16 acres.

10.
Village Fair—Urban Village located at the SEC of Tatum Boulevard and Paradise Village Parkway East in Phoenix, AZ. The net site area is approximately 19 acres. Schedule 2 (continued) Protected Properties

11.
Village Plaza—Urban Village located at the NEC of Cactus Road and Tatum Boulevard in Phoenix, AZ. The net site area is approximately 8 acres.

12.
Village Square II—Urban Village located at the SWC of Cactus Road and Paradise Village Parkway in Phoenix, AZ. The net site area is approximately 12 acres.

13.
Westbar (including Cost Plus)—Consists of a total of 44 parcels of land all of which are situated around Metrocenter regional mall in Phoenix, AZ. Of these 44 sites, 36 are ground leased, seven have single tenant buildings on them and one has a three-tenant building on it. Cost Plus located at the NEC of 28th Drive and Metro Parkway, the Metrocenter ring road. The net site area is approximately 2 acres.

14.
Arrowhead Towne Center—Regional Shopping Center located at the NWC of Bell Road and 75th Avenue in Glendale, AZ. The net site area, excluding anchors, is approximately 38 acres.

15.
Scottsdale Fashion Square (including SFS Office Building)—Regional Shopping Center located at the NWC of Camelback Road and Scottsdale Road in Scottsdale, AZ. The net site area, excluding anchors, is approximately 52 acres. The SFS Office Building is adjacent to Scottsdale Fashion Square with a net site area of approximately 4 acres.

16.
Superstition Springs Center—Regional Shopping Center located at the NWC of the Superstition Freeway and Power Road in Mesa, AZ. The land is owned by Superstition Springs Ground Lease.

17.
Superstition Springs Ground Lease—Landowner of Superstition Springs Center at the NWC of the Superstition Freeway and Power Road in Mesa, AZ. The total net site area, excluding anchors, is approximately 41 acres.

Schedule 3

Protected Amounts and 704(c) Gain / (Loss) of the Protected Partners as of the Closing Date

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  Exhibit 10.1
TAX MATTERS AGREEMENT